Exhibit 10.3

FIRST AMENDMENT TO AMENDED & RESTATED CBOE GLOBAL MARKETS, INC. EXECUTIVE SEVERANCE PLAN

This First Amendment (this “Amendment”) to the Cboe Global Markets, Inc. Executive Severance Plan, dated January 1, 2011 and as further amended and restated February 11, 2021 (the “Plan”), is hereby made and entered into by Cboe Global Markets, Inc. (the “Corporation”), effective as of September 18, 2023 (the “Effective Date”).

WHEREAS, the Corporation sponsors and maintains the Plan for the purpose of providing certain severance benefits for its eligible executive;

WHEREAS, the Corporation has reserved the right to amend the Plan in accordance with Section 8.1 of the Plan; and

WHEREAS, the Corporation would like to amend the plan to add the Chief Executive Officer of the Corporation as an eligible participant in the Plan and provide that the Chief Executive Officer of the Corporation will be eligible to receive severance benefits at the level of an executive vice president under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date.

1.     Section 2 of the Plan shall be amended to add the following definition:

“Chief Executive Officer” or “CEO” means an Executive who has the title and position of chief executive officer of the Corporation.”

2.     The definition of “Executive” in Section 2 of the Plan shall be amended in its entirety to read as follows:

“Executive” means: (a) the Chief Executive Officer; (b) an eligible employee who has a title and position of EVP or SVP of the Employer designated from time to time by the Chief Executive Officer; and (c) any individual who was eligible to participate in the Plan prior to the Effective Date, as described in Section 3.1 below. No individuals other than the Chief Executive Officer, those designated from time to time by the Chief Executive Officer and those eligible to participate in the Plan prior to the Effective Date at the time of employment termination will be eligible to receive Severance Benefits.”

3.     The first paragraph of Section 3.1 of the Plan shall be amended in its entirety to read as follows:

“Subject to the conditions and limitations of the Plan, an Executive who experiences an Involuntary Termination shall be entitled to receive Severance Benefits as set forth below. The Chief Executive Officer shall be treated as an EVP for purposes of the Severance Benefits under the Plan and shall be entitled to receive all Severance Benefits that an EVP is entitled under Article 3 of the Plan. In addition, any individual who was eligible to participate in the Plan prior to the Effective Date but is no longer eligible to participate in the Plan on or after the Effective Date shall continue to be eligible to receive Severance Benefits, upon such individual’s Involuntary Termination, pursuant to the terms of the Plan prior to the Effective Date.”

4.     Except as specifically amended herein, the provisions of the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been duly executed on behalf of the Corporation on this this 18th day of September 2023, to be effective as of the Effective Date.

CBOE GLOBAL MARKETS, INC.

By:	/s/ Patrick Sexton

Title:	Executive Vice President, General Counsel and Corporate Secretary